                                                                    Exhibit 99.1

Clarus Expands Global Reach Through Acquisition of Redeo Technologies,
Inc.

Clarus Gains Market Advantage With B2B E-Commerce Global Payment Settlement
Portal

ATLANTA, June 1 /PRNewswire/ -- Clarus Corporation (Nasdaq: CLRS - news), a leading business-to-business (B2B) e-commerce solution provider, announced today that it has acquired Redeo Technologies, Inc. and its parent company, SAI (Ireland) Ltd. for a total of $60 million. Redeo is a pioneer in providing global payment settlement to power any B2B platform while also providing reconciliation and netting capabilities. SAI is a Limerick, Ireland-based financial services software firm.

Clarus(TM) will incorporate Redeo's web-based payment settlement, inter-company netting and reconciliation capabilities into its Clarus' eProcurement(TM) and Clarus' eMarket(TM) software. Clarus e-commerce solutions focus on openness and interoperability to be compatible with the broadest array of platforms. The Redeo acquisition is a critical step toward delivering trading services that enhance and speed the delivery of global B2B platforms.

"Redeo's unique global payment settlement and reconciliation capabilities are critical to successful deployment of B2B e-commerce platforms," said Steve Jeffery, president and CEO of Clarus. "This open, interoperable application technology is not available on any existing B2B platforms, and provides a tremendous strategic advantage to Clarus allowing us to target all types of platforms including portals, consortiums and supplier B2B sites."

"In addition to the technology itself, this investment expands our global presence and adds valuable international expertise in working with multiple currencies and languages," Jeffery said.

As part of the acquisition, Clarus gains 125 Global 2000 customers in over 200 sites in Europe, Asia Pacific, Latin America and North America. They include:
Ciba Specialty Chemicals, Sumitomo, United Distillers, Tellabs, Nortel, Abbott Labs and Johnson & Johnson.

"This represents the best go to market strategy for our SAI-Redeo eCommerce offerings and we are very pleased to be part of one of the worlds leading eCommerce solutions," commented Chris Byrne and Richard O'Donnell, Redeo/SAI founders. "We have been market leaders in electronic financial services and we're very excited to bring these B2B capabilities to Clarus. We believe Clarus has the vision and innovation to dominate the B2B e-commerce industry's digital marketplace segment by delivering differentiated trading services such as the global payment settlement portal."

Clarus provides a comprehensive suite of B2B e-commerce solutions, including Clarus(TM) eProcurement and Clarus(TM) eMarket. The Clarus solutions are built exclusively to take advantage of the latest Microsoft Windows DNA technologies to deliver reliability, scalability and cost performance advantages essential for e-commerce solutions.

The acquisition, completed May 31, 2000 includes Redeo Technologies, SAI (Ireland) Ltd., and i2Mobile.com. i2Mobile.com is a wireless content and technology provider delivering value-added solutions for e-commerce. The founders, Christopher J. Byrne and Richard M. O'Donnell will continue to run the Limerick site, which will become the Product management operation for Clarus Europe. Five percent of SAI was owned by 13 employees who stand to share in the consideration.

Steve Jeffery of Clarus will be conducting a brief conference call to discuss this announcement today, June 1, at 10:00 a.m. Eastern time. For more information about the acquisition go directly to www.claruscorp.com, or listen to the conference call by visiting http://www.streetfusion.com .

About Redeo Technologies Inc.

Redeo Technologies, Inc., a subsidiary of SAI (Ireland) Ltd. is a financial services software firm located in Limerick, Ireland. The company provides software for cash management, payment settlement, reconciliation and netting. Its software is particularly suited for the multi-national, multi-currency market, and is employed in more than 200 sites in Europe, Asia Pacific, Latin America and North America.

About Clarus

Atlanta-based Clarus Corporation ( www.claruscorp.com ) (Nasdaq: CLRS - news), a leader in business-to-business (B2B) e-commerce, provides Web-based procurement software and services that exploit the global marketplace of the Internet to manage corporate purchasing and enable digital marketplaces. Clarus is the clear alternative in B2B e-commerce supporting the open, direct Internet model based on the ClarusDirect(TM) architecture. This architecture directly connects buyers and suppliers to maximize cost savings, improve procurement efficiencies, and create new revenue opportunities for large and mid-sized companies. Clarus solutions are being deployed at customer sites including Burlington Northern Santa Fe Corp., Cinergy, Comcast Corporation, First Data Corporation, Gjensidige NOR, MasterCard International, MetLife, Parsons Brinckerhoff, Perot Systems and Wachovia.

This press release contains forward-looking statements within the meaning of
Section 27a of the Securities Act of 1933 and Section 21e of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including that the benefits expected by the company as a result of this announcement may not occur.

Throughout this release, software and hardware products are mentioned by name. In most, if not all, cases, these product names are claimed as trademarks by the companies that manufacture the products. It is not our intention to claim these names or trademarks as our own.